NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT.
INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA.

NUMBER

Nova Lifestyle, INC.

SHARES

AUTHORIZED COMMON STOCK:
75,000,000 SHARES
PAR VALUE: $0.001

CUSIP NO. 66979P 10 2

This Certifies That

SPECIMEN

Is the Record Holder of

Shares of **Nova Lifestyle, Inc.** *Common Stock*

transferable on the books of the Corporation by the holder hereof, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

NOVA LIFESTYLE, INC.
CORPORATE
Seal
NEVADA

SECRETARY

CHIEF EXECUTIVE OFFICER

INTERWEST TRANSFER CO. INC. *P.O. BOX 17136 / SALT LAKE CITY, UTAH 84117*

COUNTERSIGNED & REGISTERED

COUNTERSIGNED Transfer Agent-Authorized Signature